Exhibit 99.1

FOR IMMEDIATE RELEASE May 2, 2012	CONTACTS:
	News Media Ruben Rodriguez	(202) 624-6620

	Financial Community Douglas Bonawitz	(202) 624-6129

WGL Holdings, Inc. Reports Second Quarter Fiscal Year 2012 Financial Results;

Updates Fiscal Year 2012 Non-GAAP Guidance

•	Consolidated earnings per share – $1.44 per share vs. $1.55 per share for the comparative quarter of the prior year

•	Consolidated non-GAAP operating earnings up – $1.58 per share vs. $1.51 per share for the comparative quarter of the prior year

•	Earnings Guidance for fiscal year 2012 lowered to a range of $2.40 and $2.52 per share for GAAP earnings and a range of $2.43 and $2.55 per share for non-GAAP operating earnings

Consolidated Results

WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the quarter ended March 31, 2012 of $74.2 million, or $1.44 per share, compared to net income of $79.4 million, or $1.55 per share, reported for the quarter ended March 31, 2011.

For the first six months of fiscal year 2012, we reported net income determined in accordance with GAAP of $124.6 million, or $2.42 per share, compared to net income of $144.7 million, or $2.83 per share, reported for the comparative period of fiscal year 2011. Our operations are seasonal and, accordingly, our operating results for the three and six months ended March 31, 2012, are not indicative of the results expected for the 12 months ending September 30, 2012.

Financial performance is also evaluated based on non-GAAP operating earnings (loss). Non-GAAP operating earnings (loss) excludes the effects of: (i) unrealized mark-to-market gains (losses) on energy-related derivatives for our regulated utility and retail energy marketing segments; (ii) certain gains and losses associated with optimizing the utility segment’s system capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. Refer to “Use of Non-GAAP Operating Earnings (Loss)” and supporting reconciliations attached to this news release for a detailed discussion of management’s use of this non-GAAP financial measure, as well as reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results.

For the quarter ended March 31, 2012, non-GAAP operating earnings were $81.3 million, or $1.58 per share, an increase of $3.7 million or $0.07 per share, over non-GAAP operating earnings of $77.6 million, or $1.51 per share, for the same quarter of the prior fiscal year. For the six months ended March 31, 2012, non-GAAP operating earnings were $139.4 million, or $2.70 per share, an increase of $9.2 million, or $0.16 per share, over non-GAAP operating earnings of $130.2 million, or $2.54 per share, for the same period of the prior fiscal year.

“In the second quarter we continued to see improvements in our non-GAAP earnings compared to prior year levels, driven primarily by recent rate cases in Virginia and Maryland,” said Terry McCallister, Chairman and Chief Executive Officer of WGL Holdings. “On a year to date basis, we are pleased with the balance of earnings growth from both our utility and non-utility segments, particularly in the face of the warmest winter in our service area’s recorded history. While we are generally on track for our 2012 non-GAAP guidance we provided last quarter, we have lowered our guidance by $0.03 to reflect our share of this year’s expected expenses of the Commonwealth Pipeline project.”

Second Quarter Results by Business Segment

Regulated Utility Segment

For the quarter ended March 31, 2012, the regulated utility segment reported net income of $72.4 million, or $1.40 per share, an increase of $1.6 million, or $0.02 per share, over net income of $70.8 million, or $1.38 per share, reported for the same quarter of the prior fiscal year. After adjustments, non-GAAP operating income for the regulated utility segment was $77.0 million, or $1.49 per share, for the quarter ended March 31, 2012, an increase of $4.5 million, or $0.08 per share, over non-GAAP operating earnings of $72.5 million, or $1.41 per share, for the same quarter of the prior fiscal year.

For the six months ended March 31, 2012, our regulated utility segment reported net income of $116.8 million, or $2.27 per share, an increase of $5.3 million, or $0.09 per share, over net income $111.5 million, or $2.18 per share, reported for the six months ended March 31, 2011. After adjustments, non-GAAP operating earnings for the regulated utility segment were $121.1 million, or $2.35 per share, for the six months ended March 31, 2012, an increase of $4.3 million, or $0.07 per share, compared to non-GAAP operating earnings of $116.8 million, or $2.28 per share, for the same period of the prior fiscal year.

For both the three and six months ended March 31, 2012, higher non-GAAP operating earnings reflect higher revenues from the implementation of new rates in Virginia and Maryland and an increase in average active customer meters, partially offset by: (i) lower margins associated with our asset optimization program; (ii) higher operation and maintenance expenses; (iii) higher depreciation expense due to the growth in, and changes in the asset mix of, our investment in utility and (iv) higher income tax expense due to an increase in the effective tax rate.

Retail Energy-Marketing Segment

For the quarter ended March 31, 2012, the retail energy-marketing segment reported net income of $4.5 million, or $0.09 per share, compared to net income of $9.7 million, or $0.19 per share, reported for the same quarter of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $5.3 million, or $0.10 per share, for the quarter ended March 31, 2012, compared to non-GAAP operating earnings of $8.0 million, or $0.16 per share, for the same quarter of the prior fiscal year.

For the six months ended March 31, 2012, the retail energy-marketing segment reported net income of $5.3 million, or $0.10 per share, compared to net income of $34.6 million, or $0.68 per share, reported for the same period of the prior fiscal year. Non-GAAP operating earnings for the retail energy-marketing segment were $18.4 million, or $0.36 per share, for the six months ended March 31, 2012, an increase of $3.6 million, or $0.07 per share, over non-GAAP operating earnings of $14.8 million, or $0.29 per share, for the same period of the prior fiscal year.

The differences between GAAP net income and non-GAAP operating earnings are due to adjustments to eliminate unrealized mark-to-market gains and losses attributable to certain wholesale energy supply and retail sales contracts.

For the quarter ended March 31, 2012, non-GAAP operating earnings reflect lower realized natural gas margins primarily attributed to lower margins on portfolio optimization activities, lower retail sales volumes resulting from warm weather, and a less favorable pattern of margin recognition in the current quarter versus the same quarter of the prior year. Realized electric margins were higher due to favorable price conditions, higher sales volumes due to customer growth, and a more favorable pattern of margin recognition in the current period versus the same quarter of the prior year. The pattern of margin recognition that the retail energy-marketing segment realizes in a given quarter varies from year to year. Operating expenses in the current quarter increased primarily due to higher customer acquisition and customer service costs.

For the six months ended March 31, 2012, non-GAAP operating earnings reflect higher realized electric margins that are attributable to favorable price conditions, higher sales volumes due to customer growth and a more favorable pattern of margin recognition in the current period versus the same period of the prior year. Realized natural gas margins are lower primarily due to lower margins on portfolio optimization activities and lower retail sales volumes resulting from warm weather. As noted above, the pattern of margin recognition varies from year to year. Operating expenses in the current period increased primarily due to higher customer service costs and other expenses.

Commercial Energy Systems

For the quarter ended March 31, 2012, the commercial energy systems segment reported net income of $0.5 million compared to a net loss of $(18,000) for the same quarter last year. For the six months ended March 31, 2012, the commercial energy systems segment reported net income of $0.8 million compared to a net loss of $(20,000) for the same period last year. The increase in earnings is primarily due to higher revenue from commercial solar projects in the current period and the commencement of project work for government agency customers that was delayed in the prior year. There were no non-GAAP adjustments for this segment for any of the periods presented.

Wholesale Energy Solutions

For the quarter ended March 31, 2012, the wholesale energy solutions segment reported a net loss of $(2.7) million, or $(0.05) per share, compared to net income of $0.1 million for the same period of the prior fiscal year. Non-GAAP operating losses for the wholesale energy solutions segment were $(1.1) million, or $(0.02) per share, compared to a loss of $(1.7) million, or $(0.03) per share, for the same period of the prior fiscal year.

For the six months ended March 31, 2012, the wholesale energy solutions segment reported net income of $2.5 million, or $0.05 per share, compared to net income of $0.2 million for the same period of the prior fiscal year. Wholesale energy solutions had a non-GAAP operating loss of $(0.1) million, compared to net income of $0.3 million, or $0.01 per share, for the same period of the prior fiscal year.

For both the quarter and year to date periods, non-GAAP operating losses reflect low storage and transportation spreads due to one of the warmest winters on record across the country, which affected optimization opportunities as well as higher operation and maintenance expense as a result of new storage and optimization arrangements.

Earnings Outlook

We are lowering our GAAP earnings estimate for the fiscal year 2012 to a range of $2.40 per share to $2.52 per share. This estimate includes projected fiscal year 2012 earnings from our regulated utility segment in a range of $1.76 per share to $1.82 per share and projected fiscal year 2012 earnings from our unregulated business segments in a range of $0.64 per share to $0.70 per share.

We are also lowering our consolidated earnings estimate for fiscal year 2012 based on non-GAAP operating earnings to a range of $2.43 per share to $2.55 per share to reflect our share of this year’s expected expenses of the Commonwealth Pipeline. This estimate includes projected fiscal year 2012 non-GAAP operating earnings from our regulated utility segment in a range of $1.82 per share to $1.88 per share, and projected fiscal year 2012 non-GAAP operating earnings from our unregulated business segments in a range of $0.61 per share to $0.67 per share. Refer to the “Reconciliation of GAAP Earnings Guidance to Non-GAAP Earnings Guidance” attached to this press release for a reconciliation of our GAAP earnings per share estimate to our estimate based on non-GAAP operating earnings per share.

We assume no obligation to update this guidance. The absence of any statement by us in the future should not be presumed to represent an affirmation of this earnings guidance. For the assumptions underlying this guidance, please refer to the slides accompanying our webcast that will be posted to the WGL Holdings website, www.wglholdings.com.

Other Information

We will hold a conference call at 10:30 a.m. Eastern Time on May 3, 2012, to discuss our second quarter fiscal year 2012 financial results. The live conference call will be available to the public via a link located on the WGL Holdings website, www.wglholdings.com. To hear the live webcast, click on the “Webcast” link located on the home page of the referenced site. The webcast and related slides will be archived on the WGL Holdings website through June 3, 2012.

Headquartered in Washington, D.C., WGL Holdings, Inc. has four operating segments: (i) the regulated utility segment which primarily consists of Washington Gas, a natural gas utility that serves over one million customers throughout metropolitan Washington, D.C., and the surrounding region; (ii) the retail-energy marketing segment which consists of Washington Gas Energy Services, Inc., a third-party marketer that competitively sells natural gas and electricity; (iii) the commercial energy systems segment which consists of Washington Gas Energy Systems, Inc., a provider of design-build energy efficiency solutions to government and commercial clients and commercial solar projects and (iv) the wholesale energy solutions segment which consists of Capitol Energy Ventures Corp., an asset optimization business that acquires, manages and optimizes natural gas storage and transportation assets. Additional information about WGL Holdings, Inc. is available on our website, www.wglholdings.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of net income determined in accordance with GAAP to non-GAAP operating earnings (loss) for both our consolidated and segment results as well as reconciliations of our GAAP earnings guidance to our non-GAAP earnings guidance.

Forward-Looking Statements

This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues and other future financial business performance or strategies and expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of today, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31,	September 30,
(In thousands)	2012	2011
ASSETS
Property, Plant and Equipment
At original cost	$3,664,921	$3,575,973
Accumulated depreciation and amortization	(1,117,287)	(1,086,072)

Net property, plant and equipment	2,547,634	2,489,901

Current Assets
Cash and cash equivalents	97,200	4,332
Accounts receivable, net	509,785	296,423
Storage gas	175,688	290,394
Other	158,504	133,584

Total current assets	941,177	724,733

Deferred Charges and Other Assets	576,201	594,400

Total Assets	$4,065,012	$3,809,034

CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders’ equity	$1,292,414	$1,202,715
Washington Gas Light Company preferred stock	28,173	28,173
Long-term debt	585,804	587,213

Total capitalization	1,906,391	1,818,101

Current Liabilities
Notes payable and current maturities of long-term debt	156,961	116,525
Accounts payable and other accrued liabilities	258,818	279,434
Other	289,487	180,781

Total current liabilities	705,266	576,740

Deferred Credits	1,453,355	1,414,193

Total Capitalization and Liabilities	$4,065,012	$3,809,034

WGL Holdings, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
(In thousands, except per share data)	2012	2011	2012	2011
OPERATING REVENUES
Utility	$460,700	$561,297	$824,847	$970,591
Non-utility	378,744	455,924	742,354	842,504

Total Operating Revenues	839,444	1,017,221	1,567,201	1,813,095

OPERATING EXPENSES
Utility cost of gas	188,475	286,570	343,784	495,190
Non-utility cost of energy-related sales	356,114	422,325	691,976	751,118
Operation and maintenance	85,057	87,531	166,681	165,099
Depreciation and amortization	24,106	22,647	48,346	45,291
General taxes and other assessments	47,281	54,203	84,078	94,675

Total Operating Expenses	701,033	873,276	1,334,865	1,551,373

OPERATING INCOME	138,411	143,945	232,336	261,722
Other Income (Loss) — Net	1,953	(1,320)	2,994	(432)
Interest Expense
Interest on long-term debt	9,430	10,123	19,092	19,897
AFUDC and other — net	91	249	251	421

Total Interest Expense	9,521	10,372	19,343	20,318

INCOME BEFORE INCOME TAXES	130,843	132,253	215,987	240,972
INCOME TAX EXPENSE	56,334	52,495	90,710	95,652

NET INCOME	74,509	79,758	125,277	145,320
Dividends on Washington Gas preferred stock	330	330	660	660

NET INCOME APPLICABLE TO COMMON STOCK	$74,179	$79,428	$124,617	$144,660

AVERAGE COMMON SHARES OUTSTANDING
Basic	51,511	51,143	51,473	51,104
Diluted	51,561	51,242	51,546	51,191

EARNINGS PER AVERAGE COMMON SHARE
Basic	$1.44	$1.55	$2.42	$2.83
Diluted	$1.44	$1.55	$2.42	$2.83

Net Income (Loss) Applicable To Common Stock — By Segment ($000):

Regulated utility	$72,351	$70,843	$116,757	$111,527

Non-utility operations:
Retail energy-marketing	4,465	9,674	5,310	34,609
Commercial energy systems	529	(18)	834	(20)
Wholesale energy solutions	(2,722)	128	2,515	187
Other activities	(444)	(1,199)	(799)	(1,643)

Total non-utility	1,828	8,585	7,860	33,133

NET INCOME APPLICABLE TO COMMON STOCK	$74,179	$79,428	$124,617	$144,660

WGL Holdings, Inc.

Consolidated Financial and Operating Statistics

(Unaudited)

FINANCIAL STATISTICS
									Twelve Months Ended March 31,

									2012	2011

Closing Market Price — end of period									$40.70	$39.00
52-Week Market Price Range									$44.99-$34.71	$40.00-$32.75
Price Earnings Ratio									21.5	15.5
Annualized Dividends Per Share									$1.60	$1.55
Dividend Yield									3.9%	4.0%
Return on Average Common Equity									7.6%	10.4%
Total Interest Coverage (times)									5.3	6.2
Book Value Per Share — end of period									$25.08	$24.70
Common Shares Outstanding — end of period (thousands)									51,532	51,167

UTILITY GAS STATISTICS

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,

(In thousands)	2012		2011		2012		2011		2012	2011

Operating Revenues
Gas Sold and Delivered
Residential - Firm	$306,586		$383,596		$537,736		$655,034		$698,545	$825,361
Commercial and Industrial - Firm	64,670		86,350		116,762		151,566		160,855	194,647
Commercial and Industrial - Interruptible	650		832		1,199		1,614		2,075	2,497
Electric Generation	367		275		550		550		1,100	1,100

	372,273		471,053		656,247		808,764		862,575	1,023,605

Gas Delivered for Others
Firm	66,806		68,434		124,313		115,753		177,687	162,756
Interruptible	15,706		17,957		28,650		32,854		46,369	50,279
Electric Generation	6		48		144		118		484	506

	82,518		86,439		153,107		148,725		224,540	213,541

	454,791		557,492		809,354		957,489		1,087,115	1,237,146
Other	5,909		3,805		15,493		13,102		31,721	29,074

Total	$460,700		$561,297		$824,847		$970,591		$1,118,836	$1,266,220

	Three Months Ended March 31,				Six Months Ended March 31,				Twelve Months Ended March 31,

(In thousands of therms)	2012		2011		2012		2011		2012	2011

Gas Sales and Deliveries
Gas Sold and Delivered
Residential - Firm	259,647		338,757		442,847		576,929		543,476	669,845
Commercial and Industrial - Firm	64,146		79,413		113,643		142,452		150,398	175,770
Commercial and Industrial - Interruptible	777		801		1,482		1,593		2,462	2,375

	324,570		418,971		557,972		720,974		696,336	847,990

Gas Delivered for Others
Firm	172,168		212,528		312,829		379,340		434,676	489,970
Interruptible	78,393		93,536		150,340		179,865		241,896	272,266
Electric Generation	35,186		7,050		43,013		23,362		160,208	172,807

	285,747		313,114		506,182		582,567		836,780	935,043

Total	610,317		732,085		1,064,154		1,303,541		1,533,116	1,783,033

WASHINGTON GAS ENERGY SERVICES

Natural Gas Sales
Therm Sales (thousands of therms)	249,627		302,407		432,360		518,928		591,856	669,309

Number of Customers (end of period)	179,000		173,400		179,000		173,400		179,000	173,400

Electricity Sales
Electricity Sales (thousands of kWhs)	2,896,382		2,610,955		5,408,962		5,057,410		11,144,647	10,325,398

Number of Accounts (end of period)	197,000		183,700		197,000		183,700		197,000	183,700

UTILITY GAS PURCHASED EXPENSE
(excluding asset optimization)	59.06	¢	68.54	¢	62.52	¢	68.14	¢	63.75 ¢	69.72 ¢

HEATING DEGREE DAYS

Actual	1,613		2,207		2,807		3,712		3,094	3,929
Normal	2,112		2,109		3,462		3,455		3,777	3,769
Percent Colder (Warmer) than Normal	(23.6)%		4.6%		(18.9)%		7.4%		(18.1)%	4.2%

Average Active Customer Meters	1,096,571		1,088,647		1,092,337		1,083,555		1,089,657	1,080,292

WGL HOLDINGS, INC.

USE OF NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

The attached reconciliations are provided to clearly identify adjustments made to net income calculated in accordance with GAAP to derive non-GAAP operating earnings (loss). Management believes non-GAAP operating earnings (loss) provides a more meaningful representation of our earnings from ongoing operations by adjusting for the effects of: (i) unrealized mark-to-market gains and losses from energy-related derivatives for our regulated utility and retail marketing operations; (ii) certain gains and losses associated with optimizing the utility segment’s capacity assets; (iii) changes in the measured value of our inventory for our wholesale energy solutions segment; (iv) the financial effects of warmer-than-normal/colder-than-normal weather that exceeds weather protection for our regulated utility segment and (v) certain unusual transactions. This presentation facilitates analysis by providing a consistent and comparable measure to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use this non-GAAP measure to report to the board of directors and to evaluate management’s performance. The economic substance underlying our adjustments to calculate non-GAAP operating earnings (loss) is as follows:

•

We exclude unrealized mark-to-market adjustments for our energy-related derivatives for our regulated utility and retail marketing operations to provide a more transparent and accurate view of the ongoing financial results of our operations and to be consistent with regulatory sharing requirements. For our regulated utility segment, we use derivatives to substantially lock-in a future profit. This profit does not change even though the unrealized fair value of the underlying derivatives may change period-to-period, until settlement. Additionally, for the regulated utility segment, sharing with customers is based on realized profit, and does not factor in unrealized gains and losses. For our retail energy-marketing segment, we use derivatives to lock-in a price for energy supplies to match future retail sales commitments. These derivatives are subject to mark-to-market treatment, while most of the corresponding retail sales contracts are not. With the exception of certain transactions related to the optimization of system capacity assets, as discussed below, when these derivatives settle the economic impact is reflected in our non-GAAP operating results, as we are only removing the interim unrealized mark-to-market amounts that are ultimately reversed when the derivatives are settled.

•

We adjust for certain gains and losses associated with the optimization of the regulated utility segment’s capacity assets. Transactions to optimize our system storage capacity assets are structured to lock-in a profit that is recognized, for regulatory purposes, as the natural gas is delivered to end-use customers. These transactions may result in gains and losses that consist of: (i) the settlement of physical and financial derivatives related to the management of our storage inventory and (ii) lower-of-cost or market adjustments from the difference between the cost of physical inventory compared to the amount realized through rates when the inventory is ultimately delivered to customers. In our GAAP results, due to timing differences between when the physical and financial transactions settle, and when the natural gas is sold to the end-use customer, gains and losses associated with our storage optimization strategy may be spread across different reporting periods. For purposes of calculating non-GAAP operating earnings (loss), gains and losses associated with these transactions are included in the reporting period when the gas is delivered to the end-use customer and the ultimate profit is realized for regulatory purposes. In addition, losses incurred to terminate long-term contracts affecting transportation capacity optimization margins of future periods are included in the reporting period when the transportation capacity optimization margins earned as a result of the termination are realized. These adjustments reflect a better matching between the economic costs and benefits of the overall optimization strategy.

We also exclude valuation adjustments to the carrying value of non-system natural gas storage inventory in our regulated utility segment. This inventory is held solely to support asset optimization transactions. Valuation adjustments to reflect lower-of-cost or market under current accounting standards may not be representative of the margins that will be realized and shared with our utility ratepayers. Non-GAAP earnings reflect actual margins realized based on the unadjusted historical cost in storage when inventory is withdrawn and sold.

•

Our non-utility wholesale energy solutions segment owns natural gas storage inventory in connection with its asset optimization strategies. Certain of this storage inventory is economically hedged with physical sales contracts. We adjust the value of that inventory using the same forward price that is used to calculate the fair value of the related physical sales contracts under derivative accounting requirements. The remaining storage optimization inventory is valued using delivered market prices for the month following the end of the reporting period. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses. Adjusting our storage optimization inventory in this fashion allows our reported non-GAAP earnings to better align with the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies.

•

Washington Gas has a weather protection strategy designed to neutralize the estimated financial effects of weather. To the extent, however, the financial effects of warm or cold weather exceed our weather protection, we will exclude these effects from non-GAAP operating earnings (loss). Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

•	We exclude certain unusual transactions that may be the result of regulatory or legal decisions, or items that we may deem outside of the ordinary course of business.

There are limits in using non-GAAP operating earnings (loss) to analyze our results, as they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, using non-GAAP operating earnings (loss) per share to analyze our earnings may have limited value as it excludes certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to net income, the most directly comparable GAAP financial measure.

WGL HOLDINGS, INC. (Consolidating by Segment)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Three Months Ended March 31, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$72,351	$4,465	$529	$(2,722)	$(444)	$74,179
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(673)	870	-	-	-	197
Storage optimization program (b)	841	-	-	-	-	841
Weather derivative products (c)	(186)	-	-	-	-	(186)
Change in measured value of inventory (d)	-	-	-	1,604	-	1,604
DC weather impact (e)	1,857	-	-	-		1,857
Regulatory asset write-off -- tax effect Medicare Part D (f)	2,827	-	-	-	-	2,827

Non-GAAP operating earnings (loss)	$77,017	$5,335	$529	$(1,118)	$(444)	$81,319

GAAP diluted earnings (loss) per average common share (51,561 shares)	$1.40	$0.09	$0.01	$(0.05)	$(0.01)	$1.44
Per share effect of non-GAAP adjustments	0.09	0.01	-	0.03	0.01	0.14

Non-GAAP operating earnings (loss) per share	$1.49	$0.10	$0.01	$(0.02)	$-	$1.58

Three Months Ended March 31, 2011 (h)

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$70,843	$9,674	$(18)	$128	$(1,199)	$79,428
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	2,869	(1,683)	-	-	-	1,186
Storage optimization program (b)	(637)	-	-	-	-	(637)
Weather derivative products (c)	58	-	-	-	-	58
Change in measured value of inventory (d)	-	-	-	(1,807)	-	(1,807)
Amortization of derivative contract termination (g)	(645)	-	-	-	-	(645)

Non-GAAP operating earnings (loss)	$72,488	$7,991	$(18)	$(1,679)	$(1,199)	$77,583

GAAP diluted earnings (loss) per average common share (51,242 shares)	$1.38	$0.19	$-	$-	$(0.02)	$1.55
Per share effect of non-GAAP adjustments	0.03	(0.03)	-	(0.03)	(0.01)	(0.04)

Non-GAAP operating earnings (loss) per share	$1.41	$0.16	$-	$(0.03)	$(0.03)	$1.51

Six Months Ended March 31, 2012

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$116,757	$5,310	$834	$2,515	$(799)	$124,617
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	(885)	13,079	-	-	-	12,194
Storage optimization program (b)	979	-	-	-	-	979
Weather derivative products (c)	(414)	-	-	-	-	(414)
Change in measured value of inventory (d)	-	-	-	(2,634)	-	(2,634)
DC weather impact (e)	1,857	-	-	-	-	1,857
Regulatory asset write-off -- tax effect Medicare Part D (f)	2,827	-	-	-	-	2,827

Non-GAAP operating earnings (loss)	$121,121	$18,389	$834	$(119)	$(799)	$139,426

GAAP diluted earnings (loss) per average common share (51,546 shares)	$2.27	$0.10	$0.02	$0.05	$(0.02)	$2.42
Per share effect of non-GAAP adjustments	0.08	0.26	-	(0.05)	(0.01)	0.28

Non-GAAP operating earnings (loss) per share	$2.35	$0.36	$0.02	$-	$(0.03)	$2.70

Six Months Ended March 31, 2011 (h)

(In thousands, except per share data)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Wholesale Energy Solutions	Other Activities*	Consolidated

GAAP net income (loss)	$111,527	$34,609	$(20)	$187	$(1,643)	$144,660
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss (gain) on energy-related derivatives (a)	8,799	(19,809)	-	-	-	(11,010)
Storage optimization program (b)	(2,357)	-	-	-	-	(2,357)
Weather derivative products (c)	(124)	-	-	-	-	(124)
Change in measured value of inventory (d)	-	-	-	71	-	71
Amortization of derivative contract termination (g)	(1,074)	-	-	-	-	(1,074)

Non-GAAP operating earnings (loss)	$116,771	$14,800	$(20)	$258	$(1,643)	$130,166

GAAP diluted earnings (loss) per average common share (51,191 shares)	$2.18	$0.68	$-	$-	$(0.03)	$2.83
Per share effect of non-GAAP adjustments	0.10	(0.39)	-	0.01	(0.01)	(0.29)

Non-GAAP operating earnings (loss) per share	$2.28	$0.29	$-	$0.01	$(0.04)	$2.54

* Per share amounts may include adjustments for rounding.
(Footnote references are described on the following page.)

WGL HOLDINGS, INC. (Consolidated by Quarter)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO

NON-GAAP OPERATING EARNINGS (LOSS)

(Unaudited)

Fiscal Year 2012

	Quarterly Period Ended (i)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$50,438	$74,179			$124,617
Adjusted for (items shown after-tax):
Unrealized mark-to-market loss on energy-related derivatives (a)	11,997	197			12,194
Storage optimization program (b)	138	841			979
Weather derivative products (c)	(228)	(186)			(414)
Change in measured value of inventory (d)	(4,238)	1,604			(2,634)
DC weather impact (e)	-	1,857			1,857
Regulatory asset write-off -- tax effect Medicare Part D (f)	-	2,827			2,827

Non-GAAP operating earnings	$58,107	$81,319			$139,426

Diluted average common shares outstanding	51,533	51,561			51,546

GAAP diluted earnings per average common share	$0.98	$1.44			$2.42
Per share effect of non-GAAP adjustments	0.15	0.14			0.28

Non-GAAP operating earnings per share	$1.13	$1.58			$2.70

Fiscal Year 2011 (h)

	Quarterly Period Ended (i)

(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year

GAAP net income	$65,232	$79,428			$144,660
Adjusted for (items shown after-tax):
Unrealized mark-to-market (gain) loss on energy-related derivatives (a)	(12,196)	1,186			(11,010)
Storage optimization program (b)	(1,720)	(637)			(2,357)
Weather derivative products (c)	(182)	58			(124)
Change in measured value of inventory (d)	1,878	(1,807)			71
Amortization of derivative contract termination (g)	(429)	(645)			(1,074)

Non-GAAP operating earnings	$52,583	$77,583			$130,166

Diluted average common shares outstanding	51,143	51,242			51,191

GAAP diluted earnings per average common share	$1.28	$1.55			$2.83
Per share effect of non-GAAP adjustments	(0.25)	(0.04)			(0.29)

Non-GAAP operating earnings per share	$1.03	$1.51			$2.54

Footnotes:

(a)	Adjustments to eliminate the change in the unrealized mark-to-market positions of our energy-related derivatives that were recorded to income during the period. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail energy-marketing segment and the wholesale energy solutions segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Represents weather derivatives that are recorded at fair value rather than being valued based on actual variations from normal weather. Thus, any portion of recorded fair value that is not directly offset by an increase/decrease in revenue due to weather is excluded for non-GAAP purposes.
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.
(f)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Maryland Public Service Commission (PSC of MD) in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.
(g)	During the fourth quarter of fiscal year 2009, Washington Gas terminated a long-term energy-related derivative contract related to its transportation capacity optimization and recognized an associated loss of $3.9 million for GAAP purposes. For non-GAAP purposes, this loss was recognized in each period to be matched against the margins earned in the quarters that would have been constrained if the contract had not been terminated.
(h)	Consolidated non-GAAP earnings have been revised to reflect the change in the non-GAAP adjustment methodology in the wholesale energy solutions segment to include unrealized gains and losses of physical and financial purchase and sales contracts in non-GAAP earnings and to value the storage inventory to market value or to the price used in valuing the physical forward sale economically hedging the storage.
(i)	Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL HOLDINGS, INC.

RECONCILIATION OF GAAP EARNINGS GUIDANCE TO

NON-GAAP EARNINGS GUIDANCE

FISCAL YEAR ENDING SEPTEMBER 30, 2012

Consolidated

	Low	High

GAAP Earnings Per Share Guidance Range	$2.40	$2.52
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	-	-
Storage optimization program (b)	0.02	0.02
Retroactive depreciation expense adjustment (c)	(0.03)	(0.03)
Change in measured value of inventory (d)	(0.05)	(0.05)
DC weather impact (e)	0.04	0.04
Regulatory asset write-off -- tax effect Medicare Part D (f)	0.05	0.05

Non-GAAP Operating Earnings Per Share Guidance Range	$2.43	$2.55

Regulated Utility Segment
	Low	High

GAAP Earnings Per Share Guidance Range	$1.76	$1.82
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	(0.02)	(0.02)
Storage optimization program (b)	0.02	0.02
Retroactive depreciation expense adjustment (c)	(0.03)	(0.03)
DC weather impact (e)	0.04	0.04
Regulatory asset write-off -- tax effect Medicare Part D (f)	0.05	0.05

Non-GAAP Operating Earnings Per Share Guidance Range	$1.82	$1.88

Unregulated Business Segments
	Low	High

GAAP Earnings Per Share Guidance Range	$0.64	$0.70
Adjusted for:
Unrealized mark-to-market gain on energy-related derivatives (a)	0.02	0.02
Change in measured value of inventory (d)	(0.05)	(0.05)

Non-GAAP Operating Earnings Per Share Guidance Range	$0.61	$0.67

Footnotes:

(a)	Represents the estimated reversal of certain of our existing unrealized mark-to-market positions related to our energy derivatives that will be recorded to income during fiscal year 2012. For the regulated utility segment, to the extent that our unrealized mark-to-market gains and losses are not shared with customers, these amounts are recorded directly to income. All unrealized mark-to-market gains and losses for the retail-energy marketing segment and the wholesale energy solutions segment in the other activities segment are recorded directly to income.
(b)	Adjustments to shift the timing of storage optimization margins from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost-or-market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting, since the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.
(c)	Represents an adjustment that reduces depreciation expense applicable to the period from January 1, 2010 through September 30, 2011. This adjustment will be recorded upon approval of new depreciation rates by the Virginia State Corporation Commission (SCC of VA).
(d)	Adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. This adjustment also includes the estimated effects of certain sharing mechanisms on all of our non-GAAP unrealized gains and losses.
(e)	Represents the financial effects of warm or cold weather that exceeds weather protection for our regulated utility segment.
(f)	In March 2010, the Patient Protection and Affordable Care Act (PPACA) eliminated future Medicare Part D tax benefits for Washington Gas’ tax years beginning after September 30, 2013. The deferred tax asset related to this benefit was reversed and a regulatory asset was established to reflect the probable recovery of higher future tax expense from customers. Based on positions taken by the Maryland Public Service Commission (PSC of MD) in Washington Gas’ rate case, the PSC of MD would not permit recovery of this asset.